Exhibit 4.1
AMENDMENT NO. 1 TO RIGHTS AGREEMENT

This AMENDMENT NO. 1 TO RIGHTS AGREEMENT, dated as of April 16, 2024 (this “Amendment”), is made and entered into by and between Heliogen, Inc., a Delaware corporation (the “Company”), and Continental Stock Transfer & Trust Company, a federally chartered trust company, as Rights Agent (the “Rights Agent”). Except as otherwise provided herein, capitalized terms used but not otherwise defined in this Amendment shall have the meanings ascribed to such terms in the Agreement (as defined below). Capitalized terms used but not otherwise defined in this Amendment shall have the respective meanings given to them in the Agreement.

RECITALS

WHEREAS, the Company and the Rights Agent previously entered into that certain Rights Agreement, dated as of April 16, 2023 (as amended or otherwise modified prior to the date hereof, the “Agreement”);

WHEREAS, the Board of Directors of the Company has determined it to be desirable to amend the Agreement on the terms set forth in this Amendment, including in order to extend the Final Expiration Date of the Agreement, amend the Exercise Price of the Rights and set forth the terms of the limited waiver under the Agreement previously given to the Nant Persons (as defined below);

WHEREAS, pursuant to Section 27 of the Agreement, prior to such time as any Person becomes an Acquiring Person, the Company and the Rights Agent may, if the Board of Directors of the Company so directs, from time to time supplement or amend any provision of the Agreement as the Company may deem necessary or desirable without the approval of any equityholder of the Company or any other Person other than the Rights Agent;

WHEREAS, as of the date hereof, no Person has become an Acquiring Person under the Agreement; and

WHEREAS, pursuant to the terms of the Agreement and in accordance with Section 27 thereof, the Board of Directors of the Company has directed that the Agreement be amended as set forth in this Amendment, and by its execution and delivery hereof, the Company directs the Rights Agent to execute this Amendment.

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements set forth in the Agreement and this Amendment, the parties hereto, intending to be legally bound, hereby agree as follows:

1. Amendments to the Agreement. The Agreement is hereby amended as follows:
a.Section 1(c). The definition of “Acquiring Person” in Section 1(c) of the Agreement is hereby amended and restated in its entirety as follows:

“(c) “Acquiring Person” shall mean any Person who or that, together with all Affiliates and Associates of such Person, without the prior written approval of the Board, shall be the Beneficial Owner of 12.5% or more of the Common Shares then outstanding; provided, however, the term “Acquiring Person” shall be deemed to exclude: (i) the Company; (ii) any Subsidiary of the Company; (iii) any employee benefit or compensation plan of the Company or of any Subsidiary of the Company; (iv) any Person holding Common Shares for or pursuant to the terms of any such employee benefit plan or compensation plan of the Company or any Subsidiary of the Company, but solely to the extent such Common Shares are held for or pursuant to the terms of any such plan; (v) a Passive Institutional Investor (but only if such Person remains a “Passive Institutional Investor” in accordance with the definition thereof or divests sufficient Common Shares after ceasing to be a Passive Institutional Investor as contemplated by the definition thereof (and following such divestment, such Person shall no longer be a Passive Institutional Investor)) and (vi) an Exempt Person (but only if such Person remains an “Exempt Person” in accordance with the definition thereof). Notwithstanding the foregoing: (A) any Person who or that, together with its Affiliates and Associates, (x) is, as of the time of the first public announcement of the declaration of the Rights dividend, the Beneficial Owner of 12.5% (or, in the case of a Person that would otherwise be a Passive Institutional Investor but for such ownership, 20%) or more of the Common Shares outstanding and (y) continuously maintains its level of Beneficial Ownership at or above 12.5% or 20%, as applicable, of the Common Shares outstanding from and after the time of such first public announcement shall not be deemed to be an “Acquiring Person” until such time after the first public announcement of the declaration of the Rights dividend that any such Person shall (I) become the Beneficial Owner of one or more additional Common Shares (other than by the declaration or payment of any dividend on the Common Shares payable in Common Shares) and (II) then beneficially own 12.5% (or, in the case of a Person that would otherwise be a Passive Institutional Investor but for such ownership, 20%) or more of the Common Shares then outstanding (it being understood that (x) this clause (A) shall grandfather the security or instrument underlying such Beneficial Ownership only in the type and form as of the time of the first public announcement of the declaration of the Rights dividend and shall not grandfather any subsequent change, modification, swap or exchange of such security or instrument underlying such Beneficial Ownership into a different type or form of security or instrument (unless such change, modification, swap or exchange is contemplated explicitly by the terms of such security or instrument (e.g., as would be the case for options to purchase shares of Common Stock, in which case the shares of Common Stock purchased upon the exercise of such options would be grandfathered)) and (y) cash-settled swap or exchange contracts for differences in the price of shares of Common Stock or other equity securities of the Company shall not be grandfathered under this Agreement); and (B) no Person shall become an “Acquiring Person” (x) as the result of an acquisition of Common Shares by the Company that, by reducing the number of shares outstanding, increases the proportionate number of shares beneficially owned by such Person to 12.5% (20% in the case of a Person who would otherwise be a Passive Institutional Investor but for such acquisition of Common Shares by the Company) or more of the Common Shares then outstanding (provided, however, that if a Person shall become the Beneficial Owner of 12.5% (20% in the case of a Person that would otherwise be a Passive Institutional Investor but for such acquisition) or more of the Common Shares then outstanding by reason of share purchases by the Company and, following written notice from, or public disclosure by, the Company of such share purchases by the Company, shall become the Beneficial Owner of one or more additional Common Shares (other than by the declaration or payment of any dividend on the Common Shares payable in Common Shares) without the prior written approval of the Board and shall then be the Beneficial Owner of 12.5% (20% in the case of a Person that would otherwise be a Passive Institutional Investor but for such ownership) or more of the Common Shares then outstanding, then such Person shall be deemed to be an “Acquiring Person”) or (y) if the Board determines in good faith that a Person who would otherwise be an “Acquiring Person,” as defined pursuant to the foregoing provisions of this Section 1(c), has become such inadvertently (including, in the case of an Exempt Person, because such Person inadvertently failed to comply with the requirements of such definition), and such Person does not, with such Person’s Affiliates and Associates, become the Beneficial Owner of any additional Common Shares after learning of or having been informed of such Person becoming (save for this clause) an Acquiring Person, and, only if requested by the Company, such Person divests, as promptly as practicable (as determined in good faith by the Board), following receipt of written notice from the Company of such event, Beneficial Ownership of a sufficient number of Common Shares so that such Person would no longer be an Acquiring Person, as defined pursuant to the foregoing provisions of this Section 1(c), then such Person shall not be deemed to be an “Acquiring Person” for any purposes of this Agreement; provided, however, that if such Person shall again (I) become the Beneficial Owner of 12.5% (20% in the case of a Person who would otherwise be a Passive Institutional Investor but for such ownership) or more of the Common Shares then outstanding or (II) fail to comply with the requirements to constitute an Exempt Person, such Person shall be deemed an “Acquiring Person,” subject to the exceptions set forth in this Section 1(c).”

b.Section 1. The definition of “Final Expiration Date” in Section 1(w) of the Agreement is hereby amended and restated in its entirety as follows:

“(w) “Final Expiration Date” shall mean April 17, 2025.”

c.Section 1. A new subsection (y) is hereby added to Section 1 of the Agreement (with all the following subsections of Section 1 hereby deemed to be amended to remain in alphabetical order) as follows:

“(y) “Exempt Person” means Nant Capital, LLC, Dr. Patrick Soon-Shiong, Cambridge Equities, L.P. and their respective Affiliates (collectively, the “Nant Persons”) so long as the Nant Persons (i) do not Beneficially Own more than 1,455,593 Common Shares and (ii) the Nant Persons would constitute a Passive Institutional Investor under the Agreement but for the Nant Persons Beneficially Owning more than 20% of the Common Shares outstanding.”

d.Section 7(a). Section 7(a) of the Agreement is hereby amended to change the referenced Final Expiration Date in said subsection from “April 17, 2024” to “April 17, 2025.”

e.Exhibit B. Exhibit B to the Agreement is hereby amended to change the referenced Final Expiration Date from “April 17, 2024” to “April 17, 2025.”

f.Exhibit C (Expiration Date). Exhibit C to the Agreement is hereby amended to change the referenced Final Expiration Date from “April 17, 2024” to “April 17, 2025.”

g.Section 7(b). Section 7(b) of the Rights Agreement is hereby amended by deleting the reference to “$122.50” therein and inserting “$26.40” in place thereof.

h.Exhibit B (Exercise Price). Exhibit B to the Rights Agreement i is hereby amended by deleting the reference to “$122.50” therein and inserting “$26.40” in place thereof.

i.Exhibit C (Exercise Price). Exhibit C to the Rights Agreement is hereby amended by deleting the reference to “$122.50” therein and inserting “$26.40” in place thereof.

6. Officer’s Certificate. By executing this Amendment below, the undersigned duly appointed officer of the Company (i) certifies (in her capacity as an officer of the Company and not in her personal capacity) that (A) this Amendment complies with the applicable terms and conditions of the Agreement, including Section 27 of the Agreement, (B) the Rights remain redeemable at the date of this Amendment, and (C) this Amendment does not adversely affect the rights, duties, obligations or immunities of the Rights Agent under the Rights Agreement, and (ii) directs the Rights Agent to execute this Amendment.

7. Interpretation. From and after the execution and delivery of this Amendment, the term “Agreement” as used in the Agreement shall be deemed to refer to the Agreement as amended hereby.

8. Severability. If any term, provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment, and of the Agreement, shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

9. Waiver of Notice. The Rights Agent and the Company hereby waive any notice requirement under the Agreement pertaining to the matters covered by this Amendment.

10. Governing Law. Section 32 of the Agreement shall apply mutatis mutandis to this Amendment.

11. Binding Effect. This Amendment shall be binding upon and inure to the benefit of each party hereto, and their respective successors and assigns.

12. Headings. Descriptive headings of the several sections of this Amendment are inserted for convenience of reference only and shall not control or affect the meaning or construction of any of the provisions hereof.

13. Counterparts. This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument. A signature to this Amendment transmitted electronically shall have the same authority, effect, and enforceability as an original signature.

14. Effectiveness. This Amendment shall be deemed effective as of the date first written above. Except as expressly set forth herein, all other terms and conditions of the Agreement are unchanged and shall remain in full force and effect in accordance with their terms.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 1 to the Rights Agreement to be duly executed as of the day and year first above written.

HELIOGEN, INC.		CONTINENTAL STOCK TRANSFER & TRUST COMPANY, As Rights Agent
By:	/s/ Christiana Obiaya	By:	/s/ Erika Young
Name:	Christiana Obiaya	Name:	Erika Young
Title:	Chief Executive Officer	Title:	Vice President